RAD SOURCE TECHNOGOIES, INC. DEALER
                                    AGREEMENT

THIS AGREEMENT is made and entered into by and between RAD SOURCE TECHNOLOGIES, INC., inc. hereinafter called "Manufacturer", and US I INC., HEREINAFTER CALLED "Dealer".

WITNESSETH:

WHEREAS, the Manufacturer is the supplier of the RS 3000 line, and other similar and related products,

WHEREAS, the Manufacturer is desirous of introducing the same to the public and have the same marked;

WHEREAS, the Manufacturer hereby designates and appoints the Dealer to be the sole Dealer for Maine, Massachusetts, Vermont, New Hampshire, Delaware, New York, New Jersey, Rhode Island, and the Eastern half of Pennsylvania, located in the United States of America, for that purpose;

NOW THEREFORE, in consideration promises herein expressed, the Manufacturer agrees to supply the RS 3000 Line and the Dealer agrees to sell the RS 3000 Line throughout the Dealer's exclusive territory, under the following terms and conditions.

                         TERMS AND CONDITIONS OF DEALER

1. The Dealer does hereby agree contemporaneous wit the execution of this agreement to sell 8 (eight) (quantity) RS 3000s per year to commence October 1, 1999 (date). The cost of the RS 3000's purchased from the Manufacturer is set forth in the price list described as Exhibit "A" attached hereto and incorporated herein.

2. The Dealer, in order to maintain his exclusive dealership in the afore-defined territory must be responsible through the Manufacturer for the sales of the RS 3000 Line in the following minimum amounts.

A. An average of 8 (eight) (quantity) RS 3000s per year commencing on December 1, 1999 (date) with one unit per month therefore for 8 (eight) months.

B. A thirty (30) day grace period will be allowed at the end of each year to comply with the above-mentioned quantity of RS 3000s to be sold, in no event shall the Dealer maintain this exclusive dealership unless the Dealer sneers the above sales requirements then in that event the dealership may be canceled and this agreement voided at the option of the Manufactures.

3. The Dealer further agrees, at the sole cost of the Dealer, to provide a service technician trained in installing and repairing the RS 3000.

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

4. The Dealer further acknowledges that it shall be the sole responsibility of the dealer to collect for the payment of any RS 3000 sold by the dealership, including applicable taxes and freight charges. The Dealer will pay to the Manufacturer its share of the purchase price prior to the shipment of the RS 3000.


                    TERMS AND CONDITIONS OF THE MANUFACTURER

1. The Manufacturer agrees for the considerations herein expressed, to grant unto dealer a sole and exclusive dealership for the afore-defined territory during the term of this agreement.

2. The manufacturer agrees and acknowledges that the Dealer is the sole dealer of the RS 3000 line and other related products of the Manufacturer and further agrees that all RS 3000's and related products sold in the defined territory will be distributed through the Dealer and all such RS 3000's sold will be credited against the Dealers minimum sales requirement as shown in this agreement.

3. The Manufacturer further agrees that it will not compete directly or indirectly with the Dealer within the Dealer's territory in the sale of any RS 3000 or related products produced from RS 3000. The Manufacturer further agrees to refer all inquiries for the purchase of any RS 3000 or related products from the afore-defined territory to the Dealer.

4. The Manufacturer further agrees to sell the Dealer the RS 3000 line at a cost described in Exhibit "A" and further agrees subject to prior written approval by the Manufacturer, to reimburse the Dealer for work done on any RS 3000 which is the result of defective parts.


                                      TERMS

1. The term of this agreement will be for three years. In the event the Dealer fails to maintain that number of sales, the Manufacturer at its option, may terminate this agreement and retract the Dealer's exclusive dealership as its sole remedy straw.


                              EFFECT OF TERMINATION

1. In the event of termination for whatever reason, including but not limited to Rad Source Technologies, Inc. easing to be manufacturer, this agreement shall be considered null and void and the Dealer as well as the Manufacturer will be released from all terms hereunder.


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

                                ADDITIONAL TERMS

1. This agreement shall be construed under and in accordance with the laws of the state of Florida.

         Venus for any cause of action arising as a result of this contract between the parties Be Coral Springs (city) Broward (county) Florida (state).

2. The Manufacturer and Dealer further agree that in the event of any litigation arising from the sale or distribution of the RS 3000 line, the Manufacturer will indemnify and hold harmless the Dealer from any loss it may suffer as a result of the failure on the part of the Manufacturer to deliver said products as agreed. In the event of any other litigation the Manufacturer will only be responsible for damages, injuries to persons or property caused by faulty workmanship or material. Signed and executed this 7th day of October, 1998
Manufacturer:

Rad Source Technologies, Inc.

By: /s/ Randol E. Kirk, President
---------------------------------


    US I, Inc.         Dealer

By: /s/ Ben Weinstach, President
--------------------------------


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


                                  RAD o SOURCE
                                  TECHNOLOGIES


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QUOTATION TO:
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         DEALER                                        DATE:        9/30/1999
                                                       NUMBER:      2000
                                                       POB:         Atlanta, Ga
                                                       TERMS:       NET
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                     RS 3000 CABINET X-RAY BLOOD IRRADIATOR


The RS3000 is a processing x-ray blood irradiator including:

                           High Voltage Generators
                           Heavy Duty X-ray Tube
                           Shielded Radiation Chamber
                           Controller Electronics


This unit is built to meet all requirements set forth by 21CFR 1020.4 pertaining to cabinet x-ray units and has met the requirements for medical device marketing under a FDA 510(k) submission.

Price $79,900.00

Warranty:  One year parts and labor.





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